EXHIBIT 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into effective September 22, 2005 (the “Effective Date”), by and between DaVita Inc. (“Employer”) and James Hilger (“Employee”).

In consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the parties hereto, intending to be legally bound hereby, agree as follows:

Section 1. Employment and Duties. Employer hereby employs Employee to serve initially as Vice President and Controller. Employee accepts such employment on the terms and conditions set forth in this Agreement. Employee shall perform the duties of Vice President and Controller or any additional or different duties or jobs as the Company deems appropriate. Employee acknowledges that Employee’s responsibilities will require him to travel from time to time. Employee agrees to devote substantially all of his time, energy, and ability to the business of Employer on a full-time basis and shall not engage in any other business activities during the term of this Agreement, provided however, Employee may pursue normal charitable activities so long as such activities do not require a substantial amount of time and do not interfere with his ability to perform his duties. Employee agrees that he shall not serve on the board of directors of any for-profit company without the express written approval of the Chief Executive Officer or the Board of Directors. Employee shall at all times observe and abide by the Employer’s policies and procedures as in effect from time to time.

Section 2. Compensation. In consideration of the services to be performed by Employee hereunder, Employee shall receive the following compensation and benefits:

2.1 Base Salary. Employer shall pay Employee a base salary of $190,000 per annum, less standard withholdings and authorized deductions. Employee shall be paid consistent with Employer’s payroll schedule. The base salary will be reviewed each year during Employer’s annual review. Employer, in its sole discretion, may increase the base salary as a result of any such review.

2.2 Benefits. Employee and/or his family, as the case may be, shall be eligible for participation in and shall receive all benefits under Employer’s health and welfare benefit plans (including, without limitation, medical, prescription, dental, disability, and life insurance) under the same terms and conditions applicable to most executives at similar levels of compensation and responsibility.

2.3 Performance Bonus.

(a) Employee shall be eligible to receive a discretionary performance bonus (the “Bonus”) between zero and $110,000, subject to standard withholdings and authorized deductions, payable in a manner consistent with Employer’s practices and procedures. The amount of the Bonus, if any, will be decided by the Chief Executive Officer and/or the Board of Directors or the Compensation Committee of the Board in his/its sole discretion.

(b) Employee must be employed by Employer (or an affiliate) on the date any Bonus is paid to be eligible to receive such Bonus and, if Employee is not employed by Employer (or an affiliate) on the date any Bonus is paid for any reason whatsoever, Employee shall not be entitled to receive such Bonus.

2.6 Sign-On Bonus: By the end of the Employee’s first month of Employee’s employment with Employer, Employer will pay Employee a signing bonus of $25,000, less all standard withholdings and authorized deductions.

2.5 Vacation. Employee shall have vacation, subject to the approval of the Chief Financial Officer or the Chief Accounting Officer.

2.6 Stock Options. Employee shall receive options to purchase 30,000 shares of Employer stock. Such options shall have a five-year term and vest 25% on the first anniversary date of the grant, 8.33% on the 20th month of the grant, and 8.33% every 4 months thereafter. The exercise price shall be the closing price as reported on the New York Stock Exchange on the Effective Date of this Agreement or on the date that appropriate approval has been given, whichever is later. The options will be reflected in a separate Stock Option Agreement.

2.7 Indemnification. Employer agrees to indemnify Employee against and in respect of any and all claims, actions, or demands, to the extent permitted by the Company’s By-laws and applicable law.

2.8 Reimbursement. Employer also agrees to reimburse Employee in accordance with Employer’s reimbursement policies for travel and entertainment expenses, as well as other business-related expenses, incurred in the performance of his duties hereunder.

2.9 Changes to Benefit Plans. Employer reserves the right to modify, suspend, or discontinue any and all of its health and welfare benefit plans, practices, policies, and programs at any time without recourse by Employee so long as such action is taken generally with respect to all other similarly-situated peer executives and does not single out Employee.

Section 3. Provisions Relating to Termination of Employment.

3.1 Employment Is At-Will. Employee’s employment with Employer is “at will” and is terminable by Employer or by Employee at any time and for any reason or no reason, subject to the notice requirements set forth below.

3.2 Termination for Material Cause. Employer may terminate Employee’s employment for Material Cause (as defined below). Upon termination for Material Cause, Employee shall (i) be entitled to receive the Base Salary and benefits as set forth in Section 2.1 and Section 2.2, respectively, through the effective date of such termination and (ii) not be entitled to receive any other compensation, benefits, or payments of any kind, except as otherwise required by law or by the terms of any benefit or retirement plan or other arrangement that would, by its terms, apply.

3.3 Other Termination. Employer may terminate the employment of Employee for any reason or for no reason at any time upon at least thirty (30) days’ advance written notice. If Employer terminates the employment of Employee for reasons other than for death, Material Cause, or Disability, and contingent upon Employee’s execution of the Employer’s standard Severance and General Release Agreement, Employee shall (i) be entitled to receive the base salary and benefits as set forth in Section 2.1 and Section 2.2, respectively, through the effective date of such termination or resignation, (ii) be entitled to continue to receive an amount equal to his salary for the 12-month period following the termination of his employment (the “Severance Period”), paid in accordance with the Employer’s usual payroll practices, (iii) be entitled to continue to receive during the 12-month period following the effective date of such termination the employee health insurance benefits set forth in Section 2.2, pursuant to the election of COBRA coverage, at the same cost to him as he paid prior to his termination, and (iv) not be entitled to receive any other compensation, benefits, or payments of any kind, except as otherwise required by law or by the terms of any benefit or retirement plan or other arrangement that would, by its terms, apply. The foregoing notwithstanding, in the event Employee accepts employment (as an employee or as an independent contractor) with another employer during the Severance Period, (x) Employee shall immediately notify Employer of such employment and (y) Employer’s obligation to continue to provide certain health insurance benefits pursuant to clause (iii) of the immediately preceding sentence shall terminate once Employee becomes eligible to participate in his new employer’s health benefit plan. In addition, once Employee accepts employment (as an employee or as an independent contractor), Employer may reduce its obligation under clause (ii) herein dollar-for-dollar for every dollar Employee earns in base salary or other compensation during the Severance Period from his new employer. Employee agrees to use reasonable efforts to find employment and that if he fails to use reasonable efforts, the Company’s obligations under clause (ii) herein may be terminated by Employer in its sole discretion.

During the Severance Period, Employee agrees (1) to make himself available to answer questions and to cooperate in the transition of his duties, (2) to respond to any inquiries from the compliance department, including making himself available for interviews, and (3) to cooperate with Employer in the prosecution and/or defense of any claim, including making himself available for any interviews, appearing at depositions, and producing requested documents.

3.4. Voluntary Resignation. Employee may resign from Employer at any time upon at least ninety (90) days’ advance written notice. If Employee resigns from Employer, Employee shall (i) be entitled to receive the base salary and benefits as set forth in Section 2.1 and Section 2.2, respectively, through the effective date of such termination and (ii) not be entitled to receive any other compensation, benefits, or payments of any kind, except as otherwise required by law or by the terms of any benefit or retirement plan or other arrangement that would, by its terms, apply. In the event Employee resigns from Employer at any time, Employer shall have the right to make such resignation effective as of any date before the expiration of the required notice period.

3.5 Disability. Upon thirty (30) days’ advance notice (which notice may be given before the completion of the periods described herein), Employer may terminate Employee’s employment for Disability (as defined below).

3.6 Definitions. For the purposes of this Agreement, the following terms shall have the meanings indicated:

(a) “Disability” shall mean the inability, for a period of six (6) months, to adequately perform Employee’s regular duties, with or without reasonable accommodation, due to a physical or mental illness, condition, or disability.

(b) “Material Cause” shall mean any of the following: (i) conviction of a felony or plea of no contest to a felony; (ii) any act of fraud or dishonesty in connection with the performance of his duties; (iii) repeated failure or refusal by Employee to follow policies or directives reasonably established by the Chief Executive Officer of Employer or his designee that goes uncorrected for a period of ten (10) consecutive days after written notice has been provided to Employee; (iv) a material breach of this Agreement; (v) any gross or willful misconduct or gross negligence by Employee in the performance of his duties; (vi) egregious conduct by Employee that brings Employer or any of its subsidiaries or affiliates into public disgrace or disrepute; (vii) an act of unlawful discrimination, including sexual harassment; (viii) a violation of the duty of loyalty or of any fiduciary duty; or (ix) exclusion or notice of exclusion of Employee from participating in any federal health care program.

3.7 Notice of Termination. Any purported termination of Employee’s employment by Employer or by Employee shall be communicated by a written Notice of Termination to the other party hereto in accordance with Section 5 hereof. A “Notice of Termination” shall mean a written notice that indicates the specific termination provision in this Agreement relied upon and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Employee’s employment.

3.8 Effect of Termination. Upon termination, this Agreement shall be of no further force and effect and neither party shall have any further right or obligation hereunder; provided, however, that no termination shall modify or affect the rights and obligations of the parties that have accrued prior to termination; and provided further, that the rights and obligations of the parties under Section 3, Section 4, and Section 5 shall survive termination of this Agreement.

Section 4: Certain Covenants of Executive.

4.1 Confidential Information.

(a) Employee acknowledges and agrees that: (i) in the course of his employment by Employer, it will or may be necessary for Employee to create, use, or have access to (A) technical, business, or customer information, materials, or data relating to Employer’s present or planned business that has not been released to the public with Employer’s authorization, including, but not limited to, confidential information, materials, or proprietary data belonging to Employer or relating to Employer’s affairs (collectively, “Confidential Information”) and (B) information and materials that concern Employer’s business that come into Employer’s possession by reason of employment with Employer (collectively, “Business Related Information”); (ii) all Confidential Information and Business Related Information are the property of Employer; (iii) the use, misappropriation, or disclosure of any Confidential Information or Business Related Information would constitute a breach of trust and could cause serious and irreparable injury to Employer; and (iv) it is essential to the protection of Employer’s goodwill and maintenance of Employer’s competitive position that all Confidential Information and Business Related Information be kept confidential and that Employee not disclose any Confidential Information or Business Related Information to others or use Confidential Information or Business Related Information to Employee’s own advantage or the advantage of others.

(b) In recognition of the acknowledgment contained in Section 4.1(a) above, Employee agrees that, during the term of this Agreement and thereafter until the Confidential Information and/or Business Related Information becomes publicly available (other than through a breach by Employee), Employee shall: (i) hold and safeguard all Confidential Information and Business Related Information in trust for Employer, its successors, and assigns; (ii) not appropriate or disclose or make available to anyone for use outside of Employer’s organization at any time, either during employment with Employer or subsequent to the termination of employment with Employer for any reason, any Confidential Information and Business Related Information, whether or not developed by Employee, except as required in the performance of Employee’s duties to Employer; (iii) keep in strictest confidence any Confidential Information or Business Related Information; and (iv) not disclose or divulge, or allow to be disclosed or divulged by any person within Employee’s control, to any person, firm, or corporation, or use directly or indirectly, for Employee’s own benefit or the benefit of others, any Confidential Information or Business Related Information.

(c) Employee agrees that all lists, materials, records, books, data, plans, files, reports, correspondence, and other documents (“Employer material”) used or prepared by, or made available to, Employee shall be and remain property of Employer. Upon termination of employment, Employee shall immediately return all Employer material to Employer, and Employee shall not make or retain any copies or extracts thereof.

4.2. Competition. Employee agrees that during the term of this Agreement and for a period of one (1) year after the termination of his employment with Employer for any reason, he shall not: (i) be an officer, director, consultant, partner, owner, stockholder, employee, creditor, agent, trustee, independent contractor, or advisor on a paid or unpaid basis of any individual, partnership, limited liability company, corporation, independent practice association, management services organization, or any other entity (collectively, “Person”) that either is in the business of or, directly or indirectly, derives any economic benefit from providing, arranging, offering, managing, or subcontracting dialysis services or renal care services; (ii) directly or indirectly, own, manage, control, operate, invest in, acquire an interest in, or otherwise engage in, act for, or act on behalf of any Person (other than Employer and its subsidiaries and affiliates) engaged in any activity in the United States where such activity is similar to or competitive with the activities carried on by Employer or any of its subsidiaries or affiliates; or (iii) prepare with or plan with others to form any Person that will derive any economic benefit from providing, arranging, offering, managing, or subcontracting dialysis services or renal care services. As used herein, the term “dialysis services” or “renal care services” includes, but shall not be limited to, all dialysis services and nephrology-related services provided by Employer at any time during the period of Employee’s employment, including, but not limited to, hemodialysis, acute dialysis, apheresis services, peritoneal dialysis of any type, staff-assisted hemodialysis, home hemodialysis, dialysis-related laboratory and pharmacy services, access-related services, drug distribution, drug purchasing, Method II dialysis supplies and services, nephrology practice management, vascular access services, disease management services, pre-dialysis education, ckd services, or renal physician/center network management, and any other services or treatment for persons diagnosed as having end stage renal disease (“ESRD”) or pre-end stage renal disease, including any dialysis services provided in an acute hospital. The term “ESRD” shall have the same meaning as set forth in Title 42, Code of Federal Regulations 405.2101 et seq. or any successor thereto. Employee acknowledges that the nature of Employer’s activities is such that competitive activities could be conducted effectively regardless of the geographic distance between Employer’s place of business and the place of any competitive business. Notwithstanding anything herein to the contrary, such activities shall not include the ownership of 1% or less of the issued and outstanding stock, which is purchased in the open market, of a public company that conducts business that is similar to or competitive with the business carried on by the Employer or any of its subsidiaries or affiliates.

Notwithstanding anything set forth herein, Employee shall not be prohibited from being employed (as an employee or independent contractor) by any Person that provides dialysis services and/or renal care services, as those terms as defined above, so long as such services constitutes no more than 5% of that Person’s total business operations and so long as Employee has no authority over, responsibility for, oversight of, connection with, or involvement in anyway in the dialysis services and/or renal care services provided by that Person.

Employee acknowledges and agrees that the geographical limitations and duration of this covenant not to compete are reasonable. In particular, Employee agrees that his position is national in scope and that he will have an impact on every location where Employer currently conducts and will conduct business. Therefore, Employee acknowledges and agrees that, like his position, this covenant cannot be limited to any particular geographic region.

4.3 Solicitation of Employees. Employee promises and agrees that he will not, for a period of one (1) year after the termination of his employment, directly or indirectly, solicit any of Employer’s employees to work for any business, individual, partnership, firm, corporation, or other entity that is then in competition with Employer’s business or any subsidiary or affiliate of Employer. Employee also agrees that during his employment and for a period of one (1) year after the termination of his employment, directly or indirectly, that he will not hire any of Employer’s employees to work (as an employee or an independent contractor) for any business, individual, partnership, firm, corporation, or other entity that is then in competition with Employer’s business or any subsidiary or affiliate of Employer. In addition, Employee agrees that during his employment and for a period of one (1) year after the termination of his employment, directly or indirectly, that he will not take any action that may reasonably result in any of Employer’s employees going to work (as an employee or an independent contractor) for any business, individual, partnership, firm, corporation, or other entity that is then in competition with Employer’s business or any subsidiary or affiliate of Employer.

4.4 Other solicitation. Employee promises and agrees that during the term of this Agreement and for a period of one (1) year after the termination of his employment for any reason, he shall not, directly or indirectly: (i) induce any patient or customer of Employer, either individually or collectively, to patronize any competing dialysis facility; (ii) request or advise any patient, customer, or supplier of Employer to withdraw, curtail, or cancel such person’s business with Employer; (iii) enter into any contract the purpose or result of which would benefit Employee if any patient or customer of Employer were to withdraw, curtail, or cancel such person’s business with Employer; (iv) solicit, induce, or encourage any physician (or former physician) affiliated with Employer or induce or encourage any other person under contract with Employer to curtail or terminated such person’s affiliation or contractual relationship with Employer; (v) disclose to any Person the names or addresses of any patient or customer of Employer or of any physician (or former physician) affiliated with Employer; or (vi) disparage Employer or any of its agents, employees, or affiliated physicians in any fashion.

4.5 Enforcement. In the event that any part of this Section 4 shall be held unenforceable or invalid, the remaining parts hereof shall nevertheless continue to be valid and enforceable as though the invalid portions had not been a part hereof. In the event that the area, period of restriction, activity, or subject established in accordance with this Section 4 shall be deemed to exceed the maximum area, period of restriction, activity, or subject that a court of competent jurisdiction deems enforceable, such area, period of restriction, activity, or subject shall, for the purpose of Section 4, be reduced to the extent necessary to render them enforceable.

4.6 Equitable Relief. Employee agrees that any violation by Employee of any covenant in Section 4 will or would cause Employer to suffer irreparable injury, the exact amount of which will be difficult to ascertain. For that reason, Employee agrees that Employer shall be entitled, as a matter of right, to a temporary, preliminary, and/or permanent injunction and/or other injunctive relief, ex parte or otherwise, from any court of competent jurisdiction, restraining any further violations by Employee. Such injunctive relief shall be in addition to and in no way limit any and all other remedies Employer shall have in law and equity for the enforcement of such covenants and provisions. Employee consents and stipulates to the entry of such injunctive relief in such a court prohibiting him from any further violation of the covenants and provisions of Section 4.

Section 5. Miscellaneous.

5.1 Entire Agreement; Amendment. This Agreement represents the entire understanding of the parties hereto with respect to the employment of Employee and supersedes all prior agreements with respect thereto. This Agreement may not be altered or amended except in writing executed by both parties hereto.

5.2 Assignment; Benefit. This Agreement is personal and may not be assigned by Employee. This Agreement may be assigned by Employer and shall inure to the benefit of and be binding upon the successors and assigns of Employer.

5.3. Applicable Law; Venue. This Agreement shall be governed by the laws of the State of Washington, without regard to the principles of conflicts of laws. Both parties agree that any action relating to this Agreement shall be brought in a state or federal court of competent jurisdiction located in the State of Washington and both parties agree to exclusive venue in the State of Washington.

5.4 Notice. Notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to Employer at its principal office and to Employee at Employee’s principal residence as shown in Employer’s personnel records, provided that all notices to Employer shall be directed to the attention of the Chief Executive Officer, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

5.5 Construction. Each party has cooperated in the drafting and preparation of this Agreement. Hence, in any construction to be made of this Agreement, the same shall not be construed against any party on the basis that the party was the drafter. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

5.6 Execution. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Photographic or facsimile copies of such signed counterparts may be used in lieu of the originals for any purpose.

5.7 Legal Counsel. Employee and Employer recognize that this is a legally binding contract and acknowledge and agree that they have had the opportunity to consult with legal counsel of their choice.

5.8 Waiver. The waiver by any party of a breach of any provision of this Agreement by the other shall not operate or be construed as a waiver of any other or subsequent breach of such or any provision.

5.9 Invalidity of Provision. In the event that any provision of this Agreement is determined to be illegal, invalid, or void for any reason, the remaining provisions hereof shall continue in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date and year first written above.

DAVITA INC.		EMPLOYEE

By	/s/ Gary Beil	By	/s/ James Hilger
	Gary Beil		James Hilger
Chief Accounting Officer

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